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                                                                   EXHIBIT 2.1

                             AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER ("Merger Agreement"), made and entered into as of this 21th day of October, 1996, by and among TEARDROP GOLF COMPANY, a corporation organized under the laws of the State of Delaware ("TGC") and TEARDROP PUTTER CORPORATION, a corporation organized under the laws of the State of South Carolina ("TPC"). TGC and TPC are collectively referred to herein as the "Constituent Corporations":

                                 W I T N E S S E T H:

    WHEREAS, subject to the terms and conditions of this Merger Agreement, TGC and TPC desire and deem it in their respective best interests that TPC be merged with and into TGC;

    WHEREAS, the respective boards of directors of the Constituent Corporations have duly approved this Merger Agreement; and

    WHEREAS, the shareholders of TPC have duly approved this Merger Agreement.

    NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

    SECTION 1.  THE MERGER.

    1.1 THE MERGER. Subject to the terms and conditions hereof, the parties hereto agree that TPC shall be merged into TGC in accordance with the applicable provisions of the South Carolina Code and the Delaware General Corporation Law and the separate existence of TPC shall thereupon cease (the "Merger"). TGC shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall be governed by the laws of the State of Delaware. Subject to the terms and conditions hereof, the parties hereto shall take all actions necessary in accordance with applicable law and their respective Articles of Incorporation and Bylaws to cause the Merger to be consummated.

    1.2 APPROVAL AND EFFECTIVE DATE OF THE MERGER. The respective Boards of Directors of the Constituent Corporations have duly approved this Merger Agreement. The shareholders of TPC have duly appoved this Merger Agreement as provided by the South Carolina Code. No shares of stock of TGC were issued prior to the adoption of this Merger Agreement by the Board of Directors of TGC and, by virtue of he applicability of Section 251(f) of the Delaware General Corporation Law, no vote of the stockholders of TGC is required. Upon the approval of this Merger Agreement, in accordance with the requirements of the South Carolina Code and the Delaware General Corporation Law, all required documents shall be executed, filed, and recorded and all required

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acts shall be done in order to accomplish the Merger under the provisions of the
South Carolina Code, Delaware General Corporation Law and this Merger Agreement. The Merger shall become effective upon the filing of a Certificate of Merger with the Secretary of State of Delaware (the "Effective Date").

    1.3  ARTICLES, BYLAWS, OFFICERS AND DIRECTORS OF SURVIVING CORPORATION.

The name of the surviving corporation shall be "TearDrop Golf Company". The Certificate of Incorporation and the Bylaws of TGC as existing and constituted immediately prior to the Effective Date shall be the Certificate of Incorporation and the Bylaws of the Surviving Corporation after the Effective Date until amended in accordance with applicable law.

    The officers and directors of TGC holding office immediately prior to the Effective Date shall be the officers and directors of the Surviving Corporation after the Effective Date.

    SECTION 2.  TERMS AND CONDITIONS

    2.1 At the Effective Date, TGC shall thereupon and thereafter possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions and duties of each Constituent Corporation; and all rights, privileges, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed, and all debts due to any Constituent Corporation on whatever account, as well as for stock subscriptions, and all other things in action or belonging to each Constituent Corporation shall be vested in TGC; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of TGC as they were of the respective Constituent Corporations, and the title to any real estate vested by deed or otherwise in the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the respective Constituent Corporations shall thenceforth attach to TGC and may be enforced against TGC to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

    2.2 The assets, liabilities, reserves and accounts of each Constituent Corporation shall be recorded on the books of TGC at the amounts at which they, respectively, were carried on the books of such Constituent Corporation at the Effective Date.

    SECTION 3.  CONVERSION AND EXCHANGE OF SHARES.

    3.1 EXCHANGE OF SHARES. At the Effective Date, by virtue of the Merger and without any action on the part of TPC or TGC or the holder of any of the following securities, each share of TPC's common stock ("TPC Common Stock"), issued and outstanding immediately prior to


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the Effective Date (as defined herein) shall be converted and exchangeable for
3,333.33 shares of TGC's common stock ("TGC Common Stock"). Upon conversion, all TPC Common Stock outstanding immediately prior to the Effective Date shall be cancelled.

    3.2 STOCK TRANSFER BOOK. At the Effective Date, the stock transfer books of TPC shall be closed and there shall be no further registration or transfer of stock thereafter on the records of TPC.

    SECTION 4.  MISCELLANEOUS

    4.1 BINDING EFFECT. This Agreement shall inure to the benefit of and shall be binding upon TPC, TGC and their respective successors and assigns and the shareholders and each of their respective personal representatives, executors, heirs, beneficiaries and assigns.

    4.2 CONSTRUCTION. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with the laws of, the State of Delaware. No provision of this Agreement or any related document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party's having or being deemed to have structured or drafted such provision.

    4.3 FURTHER ACTION. Subject to the terms and conditions hereof, each of the parties hereto further agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as practical.

    4.4 ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. This Agreement may be modified only by written instrument signed by each of the parties hereto.

    4.5 HEADINGS. The section and paragraph headings contained in this Merger Agreement are for reference purposes only and shall not affect in any way the meaning or interprestation of this Merger Agreement.

    4.5 EXECUTION IN COUNTERPARTS. For the convenience of the parties and to facilitate the filing and recording of this Merger Agreement, any number of counterparts hereof may be executed, and each such counterpart shall be deemed to be an original instrument.


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    IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date first above written.


ATTEST:                           TEARDROP PUTTER CORPORATION
                                  a South Carolina Corporation



  /s/  Brian Hochman                   By:  /s/  Brian Hochman
  ------------------                         ------------------
      Brian Hochman                       Brian Hochman
      Secretary                           President


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ATTEST:                           TEARDROP GOLF COMPANY
                                  a Delaware Corporation



                               By: /s/ Rudy A. Slucker
/s/ Linda Slucker                 ---------------------
------------------------               Rudy A. Slucker
    Linda Slucker                      President
    Assistant Secretary


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